EXHIBIT 99.1

Car Charging Group Completes $6 Million Capital Raise

Concurrently Enacts Restructuring Actions to Reduce Cash Burn

December 29, 2014 - MIAMI BEACH, FL – Car Charging Group, Inc. (OTCQB: CCGI) (“CarCharging” or the “Company”), the largest owner, operator, and provider of electric vehicle (EV) charging services, today announced that it has closed an offering (the “Offering”) and raised net proceeds of up to $6 million with current institutional shareholders. The Offering consisted of convertible preferred securities with a conversion price of $0.70 and warrants exercisable at $1.00.

Proceeds will be used to:

•	Strengthen CarCharging’s balance sheet;
•	Build on the past year’s progress; and
•	Provide growth capital for expanding the Company’s network.

Two million of the funds were disbursed at closing, with the remainder of the funds to be disbursed based upon successful achievement of operating milestones over the next two quarters.

The Company also announced that it has undertaken specific restructuring actions to improve monthly cash flow, including initiatives that are expected to reduce general and administrative expenses by more than 40%. CarCharging has also hired a seasoned interim Chief Financial Officer to help lead the Company through its strategic plan towards profitability.

“This capital raise occurs as CarCharging prepares for further expansion in 2015,” said Michael D. Farkas, CEO of CarCharging. “As we pursue both top line growth and a path to profitability, we intend to maintain a strict focus on managing cash while investing in technology and business development initiatives to address the increasing need for quick, convenient, and cost-effective EV charging services. We believe that this transaction will help ensure our ability to capitalize on numerous opportunities to grow and further improve the Company’s operations, including unlocking the value of our significant equipment inventory. I personally want to thank our shareholders for their passion and patience. The fact that the current shareholders were willing to purchase securities with stock priced at a substantial premium to the current market is both encouraging and supportive of the management team's positive outlook for the business."

This press release does not constitute an offer to sell or a solicitation of an offer to buy.